ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-137902 Dated: April 4, 2008

ELEMENTS℠

EXCHANGE-TRADED NOTES (ETNs)

Current Offerings as of April 2008

COMMODITY	TICKER	EXCHANGE	ISSUER	ANNUAL FEE	MATURITY
Rogers - Total Return ELEMENTS ETNs	**RJI**	AMEX	SEK	0.75%	10/24/2022
Rogers - Agriculture ELEMENTS ETNs	**RJA**	AMEX	SEK	0.75%	10/24/2022
Rogers - Energy ELEMENTS ETNs	**RJN**	AMEX	SEK	0.75%	10/24/2022
Rogers - Metals ELEMENTS ETNs	**RJZ**	AMEX	SEK	0.75%	10/24/2022
MLCX Biofuels ELEMENTS ETNs	**FUE**	AMEX	SEK	0.75%	2/13/2023
MLCX Grains ELEMENTS ETNs	**GRU**	AMEX	SEK	0.75%	2/14/2023
MLCX Gold ELEMENTS ETNs	**GOE**	AMEX	Credit Suisse	0.375%	4/10/2023
MLCX Livestock ELEMENTS ETNs	**LSO**	AMEX	Credit Suisse	0.75%	4/10/2023
MLCX Precious Metals ELEMENTS ETNs	**PMY**	NYSE Arca	Credit Suisse	0.75%	4/10/2023

CURRENCY	TICKER	EXCHANGE	ISSUER	ANNUAL FEE	MATURITY
Euro ELEMENTS ETNs	**ERE**	NYSE Arca	Deutsche Bank	0.40%	2/23/2023
Swiss Franc ELEMENTS ETNs	**SZE**	NYSE Arca	Deutsche Bank	0.40%	2/23/2023
British Pound ELEMENTS ETNs	**EGB**	NYSE Arca	Deutsche Bank	0.40%	2/23/2023
Australian Dollar ELEMENTS ETNs	**ADE**	NYSE Arca	Deutsche Bank	0.40%	2/23/2023
Canadian Dollar ELEMENTS ETNs	**CUD**	NYSE Arca	Deutsche Bank	0.40%	2/23/2023

EQUITY	TICKER	EXCHANGE	ISSUER	ANNUAL FEE	MATURITY
Global Warming ELEMENTS ETNs	**GWO**	NYSE Arca	Credit Suisse	0.75%	4/10/2023
SPECTRUM U.S. ELEMENTS ETNs	**EEH**	NYSE Arca	SEK	0.75%	8/8/2022
Morningstar Wide Moat ELEMENTS ETNs	**WMW**	NYSE Arca	Deutsche Bank	0.75%	10/24/2022
Dogs of the Dow ELEMENTS ETNs	**DOD**	NYSE Arca	Deutsche Bank	0.75%	11/14/2022

www.ELEMENTSetn.com 1-877-ETN-ADVICE (386-2384)

Summarized below are potential risks associated with an investment in ELEMENTS.
For a more comprehensive list of risk factors, please refer to the prospectus for each series of ELEMENTS.

No Principal Protection: If the value of the underlying market measure decreases, or for Equity- and Commodity-linked ELEMENTS, does not increase by an amount greater than the investor fee applicable to ELEMENTS, you will receive less, and could receive substantially less, than your original investment in ELEMENTS upon maturity or repurchase by the issuer.

Underlying Market Measure Risk: The return on each ELEMENTS is linked to the performance of its underlying market measure, which, in turn, is linked to the prices of the components underlying such market measure. These prices may change unpredictably, affecting the value of the underlying market measure and, consequently, the value of your ELEMENTS in unforeseeable ways.

Concentrated Investment Risk: The components underlying the market measure of some ELEMENTS may be concentrated in a specific sector. The investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors.

Distributions: As each series of ELEMENTS has different characteristics, you should review the prospectus applicable to that series to determine whether distributions apply to that series of ELEMENTS and, if so, at what rate.

Issuer Risk: ELEMENTS are unsecured debt securities of the issuer. The repayment of the principal and the payment of distributions, if any, at maturity or upon repurchase by the issuer are dependent on that issuer's ability to pay.

Call Risk: ELEMENTS may contain a call feature that allows the issuer to repurchase your ELEMENTS at its option upon the occurrence of certain market events. As a result, the timing of your principal repayment may be earlier than anticipated and, if this call feature is exercised, you may not be able to reinvest the proceeds you receive upon the repurchase by the issuer in a security comparable to that series of ELEMENTS.

Restrictions on Repurchases by the Issuer:

You must offer a minimum number of your ELEMENTS to the issuer for your offer for repurchase to be considered, as specified in the applicable prospectus.

A Trading Market for ELEMENTS May Not Develop: Although ELEMENTS are listed on a U.S. securities exchange, a trading market for ELEMENTS may not develop.
Affiliates of certain issuers and the broker-dealers distributing ELEMENTS may engage in limited purchase and resale transactions. However, they are not required to do so and, if they engage in such transactions, they may stop at any time. The issuer is not required to maintain any listing of ELEMENTS on an exchange.

Each issuer will have filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by visiting the ELEMENTS website at
www.ELEMENTSetn.com. Alternatively, the issuer, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll-free 1-877-ETN-ADVICE (386-2384). You can also ask your broker or financial advisor to provide you with the prospectus and other documents.

Prospectuses offering ELEMENTS will include information regarding their expected tax treatment, and you should read this for a more complete understanding of the expected tax treatment of ELEMENTS and any related tax risks. We do not offer tax or legal advice. Please consult your tax or legal advisor before investing.

NOT PRINCIPAL PROTECTED NOT BANK GUARANTEED OR INSURED MAY LOSE VALUE

www.ELEMENTSetn.com 1-877-ETN-ADVICE (386-2384)

2008 MLPF&S, Inc.

Printed in the U.S.A. Member, Securities Investor Protection Corporation
(SIPC). Code: 373104PM-0408